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                                                                    Exhibit (23)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Lindal Cedar Homes, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-64186) on Form S-8 of Lindal Cedar Homes, Inc. of our report dated February 14, 1997 relating to the consolidated balance sheets of Lindal Cedar Homes, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Lindal Cedar Homes, Inc.

/s/ KPMG Peat Marwick LLP

Seattle, Washington
March 26, 1997



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